                                                                [Execution Copy]

                                    AGREEMENT

     This Agreement (the "Agreement") is made as of the 15th day of August, 1994 by and among ITT Corporation, a Delaware corporation ("I"), Cablevision Systems Corporation, a Delaware corporation ("C"), and Rainbow Programming Holdings, Inc., a New York corporation and a wholly-owned subsidiary of C ("R"). A new limited partnership ("LP") will be formed under the laws of Delaware by I and R and I plans to submit a bid on behalf of LP to have LP acquire, through a transaction described below, the business of Madison Square Garden Corporation, a Delaware corporation ("M"), from Paramount Communications Realty Corporation, a Delaware corporation ("P"). This Agreement definitively sets forth the mutual understandings between I and C and R concerning the Bid (as defined below) that LP will submit and their rights and obligations with respect thereto and with respect to the continuing business if the Bid is accepted, including the rights and obligations with respect to the ownership and governance of the general partner ("GP") of LP and certain related obligations of C.

          1. THE BID. The bid (the "Bid") to be submitted is attached hereto as Annex 1. As indicated therein, the proposed acquisition will be structured as a merger of LP and M, with LP as the surviving entity in the merger. LP will be formed promptly after the date hereof pursuant to a customary form of certificate of limited partnership.

Neither I nor R has authority to alter the Bid, or to make any commitments or agreements with respect thereto without the prior written consent of the other party.

     2. FUNDING LP. Of the total proposed purchase price in the Bid, (i) LP will borrow $355 million from a third party or, if such financing is not obtainable by the closing (the "Closing") of LP's acquisition of M, from I on terms appropriate for such a borrowing, taking into account the expected maturity of such borrowing, (ii) R will contribute $100 million, and (iii) I will contribute the balance. LP will endeavor to obtain financing to repay any borrowing from I made pursuant to the prior sentence. Any debt of LP, M or any entity controlled by either LP or M or both of them will be nonrecourse to the partners of LP (other than GP) and shall be expressly nonrecourse to the shareholders of GP.

          Each of R and I agrees to provide the funding of LP and GP described herein on the date of the Closing (the "Closing Date"), subject to the terms and conditions set forth herein and as set forth in the letter with respect to the Bid and the purchase agreement with P.

          3. OWNERSHIP OF LP; SUBSEQUENT TRANSFERS. (a) The initial ownership structure of LP shall be as follows:


                    GP....................   1% of capital, profit
                                              and loss, as general partner



                                                                               3
                    Subsidiary of I
                    ("I Sub").............   capital account equal to 99% of the
                                             I Sub Investment (defined below),
                                             49.5% of loss and pro rata share of
                                             99% of profit based on the I
                                             Sub Investment, as a limited
                                             partner Subsidiary of R

                    ("R Sub") ............   capital account equal to 99% of the
                                             Initial R Sub Investment (defined
                                             below), 49.5% of loss and pro
                                             rata share of 99% of profit
                                             based on the Initial R
                                             Sub Investment, as
                                             a limited partner


Subject to Section 4 hereof, a limited partnership interest equal to one-half of the difference between the capital account and profit share of I Sub and the capital account and profit share of R Sub following the Closing is referred to herein as the "Share Differential." For example, if (i) the I Sub Investment is $600 million, I Sub's share of profit is 84.86%, and (ii) the Initial R Sub Investment is $100 million, R Sub's share of profit is 14.14%, then (iii) the Share Differential is $247.5 million of capital and 35.36% of profit.

     (b) The capital contributions in respect of the initial ownership structure of LP shall be as follows:


                    GP..................     An amount equal to 1% of the
                                             aggregate of the I Sub Investment
                                             and the Initial R Sub Investment
                                             (as those terms are defined below)



                                                                               4

                    I Sub...............     99% of a total amount (such total
                                             amount, the "I Sub Investment")
                                             equal to the purchase price of M
                                             specified in the Bid plus all
                                             transaction expenses (defined in
                                             Section 9) (together, "M Cost"),
                                             less debt incurred by LP to finance
                                             a portion of the M Cost, less the
                                             Initial R Sub Investment

                    R Sub...............     99% of a total amount that is $100
                                             million (such total amount,
                                             "Initial R Sub Investment")


In addition, within twelve months following the Closing (the final date for acquiring the Share Differential, the "Funding Date"), I shall cause I Sub to sell to R Sub and R shall cause R Sub to purchase from I Sub (i) the Share Differential with the result that the interests of R Sub and I Sub in capital, profits and losses are equal and (ii) a number of shares of GP common stock so that I and R own equal amounts thereof for a purchase price (the "Purchase Price") equal to the sum of (x) one-half of the difference between the I Sub Investment and the Initial R Sub Investment (the "Funding Balance") plus (y) a return, at 11 1/2%, on the Funding Balance calculated for the actual number of days in the period from the Closing through the date the related payment of the Funding Balance is paid divided by 365. Interest shall accrue only on unpaid portions of the Funding Balance.

     Subject to Section 15, if the entire Purchase Price has not been paid in cash by the Funding Date, R shall pay the balance of the Purchase Price by issuing to I on such date a number of newly issued shares of R common stock so that I's aggregate economic percentage interest in R shall be as provided below:

          Percent of R   Funding Balance less any
          to be owned  = portion thereof paid in cash
                         ----------------------------
          by I           $750 million plus [1/2 of
                         (I Sub Investment plus
                         Initial R Sub Investment)]

     If (i) R is not obligated to purchase the Share Differential pursuant to
Section 15 otherwise than through a failure of a condition reasonably within the control of R and (ii) for any reason R does not purchase the Share Differential on or prior to the Funding Date, then the I Sub and R Sub respective shares of losses shall be adjusted to be equal to the I Sub and R Sub respective shares of profits. Unless R is obligated to purchase the Share Differential pursuant to
Section 15, if for any reason R does not purchase the Share Differential on or prior to the Funding Date, R shall have the right to require I to purchase one-half of R's initial interest in LP and GP for an amount equal to one-half of the Initial R Sub Investment PLUS a portion of LP's operating income after interest expense for the period from the Closing Date through the Funding Date equal to one-half of R Sub's profit share percentage thereof. Thereafter R shall have no further funding obligation hereunder.

     LP shall prohibit the admission of new partners without the consent of all partners in LP (subject to Section 11 hereof). GP shall have complete control over management of LP with the limited partners having narrow veto rights over fundamental transactions.

     4. CAPITALIZATION OF GP. GP shall have a single class of capital stock (the "GP Common Stock") which will be owned by I and R at all times in the same proportions that they participate in the profits of LP as limited partners. The capital of GP shall comprise 1% of the capital of LP (plus amounts sufficient to pay for the organization of GP), and GP shall contribute 1% of the capital of LP as contemplated by Section 3 hereof. The purchase by R of the Share Differential pursuant to Section 3 shall include the purchase by R of a number of shares of GP Common Stock so that immediately thereafter I and R will each own shares of GP Common Stock in the same proportions that they participate in the profits of LP, and I shall transfer such number of shares of GP Common Stock to R as is necessary to effect this ownership.

     5. SHAREHOLDERS AGREEMENT OF GP. The shareholders of GP shall enter into a shareholders agreement with respect to the ownership of GP Common Stock and the governance of its affairs, including the voting of the shares of GP Common Stock. Each share of GP Common Stock shall be entitled to one vote on all matters submitted to the shareholders of GP. Subject to Section 14, until the Funding Date and thereafter unless R shall not have purchased the Share Differential by the Funding Date as provided in Section 3, I and R agree that they shall vote, or cause their subsidiaries to vote, their shares of GP Common Stock at all times to cause (i) the Board of Directors of GP (the "Board") to consist of six directors of whom one-half shall be designated by I and one-half shall be designated by R and (ii) Arthur Andersen & Co. to be designated as the independent accountants of GP and LP. In the event R does not purchase the Share Differential by the Funding Date, R shall have the rights set forth on Exhibit B.

     6. CHIEF EXECUTIVE OFFICER. The Board, acting unanimously, shall elect the Chief Executive Officer of GP who shall report to the Board. The Chief Executive Officer shall have authority to manage the business and affairs of GP and LP as delegated by the Board subject to receiving the prior approval of the Board when such approval is required by law or this Agreement and in the case of Extraordinary Decisions.

     7. EXTRAORDINARY DECISIONS. Until the Funding Date and thereafter unless R shall not have purchased the Share Differential by the Funding Date as provided in Section 3, certain actions may only be taken with the prior approval of 100% of GP's directors present at any meeting (which shall include at least one director designated for election by I and one director designated for election by R), including establishing policies and procedures as the Board shall deem appropriate. These actions shall be the actions enumerated by the Board as Extraordinary Decisions and shall initially include:

    (i) GP incurring indebtedness or making any investment other than its investment in LP.

   (ii) LP incurring indebtedness other than indebtedness of $355 million contemplated by Section 2 hereof and indebtedness to trade creditors incurred in the ordinary course of its business.

  (iii)   GP issuing additional shares of capital stock.

   (iv) LP issuing additional equity interests or admitting substitute or additional partners (other than any admission as a result of an Exempt Transfer pursuant to Section 11 hereof).

    (v) GP requiring its shareholders or LP requiring its partners to provide any additional capital by way of capital call, rights offering or otherwise, except as required by GP's or LP's annual budget.

    (vi)  Changing GP's or LP's independent accountants.

   (vii)  Approving GP's or LP's annual budget or five year plan.

  (viii) Selling, transferring, assigning or pledging all or substantially all of the assets of GP or LP.

    (ix) Entering into, amending or terminating any contract (including a rights agreement) that is a material agreement of GP or LP.

     (x)  Committing to any material acquisition by GP or LP.

    (xi) Entering into, amending or terminating an affiliate transaction involving GP or LP.

   (xii) Amending the Certificate of Incorporation or By-laws of GP or the Agreement of Limited Partnership of LP.

  (xiii)  Payment by LP of any distribution to its partners.

     In the event that any affiliate of any partner and one or more parties unrelated to such partner are actual or potential competitors with respect to the provision of any product or service to LP or any affiliate of any partner is an actual or potential competitor with respect to the provision of any product or service by LP, such partner will not exercise its voting rights with respect to any Extraordinary Decision in a manner inconsistent with the best interests of LP, or otherwise exercise any right it may have pursuant to this Agreement in a manner inconsistent with the best interests of LP or withhold its consent to any arrangement for the provision of such product or service so as to prevent LP from entering into such arrangement with a party unrelated to such partner.

     If LP is competing for any rights, property or services that would be of material importance to LP with any entity that is an affiliate of I or R (I or R in such case being an "Interested Partner"), the negotiation and approval of the contract for such rights, property or services on behalf of LP shall be the responsibility of the directors designated for election by the partner that is not the Interested Partner and the Interested Partner shall not be entitled to vote on the Extraordinary Decision with respect to such contract. The directors taking such action with respect to such rights, property or services shall do so only if they determine by resolution that they reasonably believe that the LP's revenues from such rights, property or services will at least equal the costs thereof and related thereto.

     8. BUDGET AND FIVE YEAR PLAN. The Chief Executive Officer shall submit to the Board by September 30 of each year an annual budget for GP and LP for the succeeding year and a revision to the GP and LP Five Year Plan to reflect the proposed budget and to add an additional fifth year. If an item in the budget is not approved, the budget for such item for such year shall be the budget for such item for the prior year adjusted to reflect certain increases or decreases (to include an adjustment for the terms of existing and approved agreements as well as an inflation factor and other matters approved by the Board).

      9. TRANSACTION EXPENSES. For purposes of this Agreement, the term "transaction expenses" shall include all governmental fees, sales, use and transfer taxes and charges incurred by either party on behalf of GP or LP or by GP or LP in connection with the preparation and submission of the Bid, the organization of GP and LP, the Closing or the issuance of R shares to I and all related fees and charges of counsel to LP and GP, but specifically does not include the parties' internal expenses or fees and expenses of their respective counsel. In the event the Closing does not occur, C and I shall each bear one-half of the transaction expenses. Otherwise such expenses shall be paid by LP.

     10. GP CONSTITUENT DOCUMENTS. The Certificate of Incorporation and By-laws of GP will contain the maximum indemnification and director exculpation permitted by law.

     11. RESTRICTIONS ON TRANSFER. Except with respect to Exempt Transfers or as otherwise provided in this Section, there shall be no assignment, pledge or other transfer of any interest in GP or LP without the consent of the Board as an Extraordinary Decision (or in the case of an affiliate of I at a time when I controls the Board, by a majority in number of limited partners that are not affiliates of I). Exempt Transfers include transfers to an affiliate of the shareholder/partner, transfers by R of up to a 50% interest in its ownership interests to NBC pursuant to R's existing obligations with NBC and transfers by R of limited partnership interests to one or more Regional Bell Operating Companies and any of their affiliates, but any such affiliate, NBC or any Regional Bell Operating Company may not be substituted as a partner without the consent of the Board as an Extraordinary Decision (or in the case of an affiliate of I at a time when I controls the Board, by a majority in number of limited partners that are not affiliates of I). I shall cause its director designees to consent to the admission of NBC and any Regional Bell Operating Company as a partner and to the admission of R as a partner with respect to the Share Differential. An Exempt Transfer by R to an affiliate of R shall be limited to a transfer to an entity that at all times shall be a direct or indirect wholly-owned subsidiary of R. R shall be permitted to grant a security interest in R Sub's interest in LP so long as the creditor is not entitled to realize on the security without the consent of I. Any transferee must agree to be bound by all agreements between parties with respect to GP and LP.

     12.  RIGHT OF FIRST REFUSAL.  In addition to the consent required by
Section 11 hereof, there will be a right of first refusal with respect to any transfer of an interest in GP or LP, other than an Exempt Transfer. The non-transferring party must be given 45 days to purchase the interest proposed to be transferred on specified terms. If the non-transferring party declines to purchase the interest and has consented to the transfer thereof, the transferring party will have 90 days in which to sell the interest on terms that are not less favorable to the transferring party than such specified terms.

     13. BUY-SELL ARRANGEMENTS. A buy-sell mechanism (the "Buy-Sell") may be instituted by either party on six months notice at any time after the third anniversary of the Closing Date. At the end of the notice period, the initiating party must specify a value for its GP and LP interests. The responding party will have six months after the end of the notice period in which to elect to purchase the initiating party's interests or to sell its own interests to the initiating party at that price. The closing of the Buy-Sell will take place 90 days thereafter.

Notwithstanding the foregoing, in the event a state gaming authority formally objects to I's continued participation in GP or LP because of a determination by such authority that C, R or any of their subsidiaries, affiliates, directors or officers is unsuitable and issues a final nonappealable order that I's continued participation will cause I to lose a significant gaming license, then upon the issuance of such order (or before any appeal if I's license would be otherwise forfeited pending such appeal) I may initiate the Buy-Sell within 30 days thereof by specifying a value for its GP and LP interests and R will have 30 days in which to elect to purchase I's interests or sell its own interest payable at a price equal to that value. If R elects to purchase I's interests, it may do so by paying the purchase price with a promissory note of R that is secured by the purchased interest and provides for an 11 month maturity. If R defaults under the note, I shall have the option for 30 days to purchase R's interest at the Buy-Sell price.

     14. SPECIAL ARRANGEMENTS. If prior to the Closing (a) a state gaming authority formally objects to I's participation in GP or LP with R because of a determination by such authority that C, R or any of their subsidiaries, affiliates, directors or officers is unsuitable to be affiliated with I, (b) R is unable to amend its rights agreements with the New York Mets and the New York Islanders to prevent the incurrence of any rights fee payment obligation by an affiliate of R with respect to the revenues of LP or any of its subsidiaries, (c) there shall be outstanding any injunction, order or judgment preventing the consummation of the transactions contemplated by the Bid, any pending lawsuit challenging such transactions, or any claim made by any party challenging such transactions, if such lawsuit or claim is based upon any alleged violation of any law, rule, regulation or order or upon the failure to obtain any allegedly required consent or approval or to abide by any contractual provision, and such lawsuit or claim would be material to either party, or (d) the consummation of such transactions will create a material adverse effect with respect to either party or M under any contract, franchise or license, then in each case, the parties will take such reasonable actions as are necessary to restructure the assets, properties and rights of M and the respective rights of I and R therein to eliminate the effects of such situation, while endeavoring to complete the transactions in a manner as close as possible to that contemplated hereby.

          In the event that, notwithstanding the efforts of the parties to effect a restructuring to eliminate the effects of such situation as provided in the prior paragraph, they are unable to do so by the date on which the Closing must occur, LP shall proceed to consummate the Closing (and neither R nor I shall withdraw from LP or GP or be relieved of any of their obligations hereunder to provide funding and otherwise to participate in the transactions contemplated hereby); PROVIDED, THAT, nothing herein shall require LP to waive any condition to LP's obligation to close pursuant to the definitive agreement entered into pursuant to the Bid. If R in its sole discretion determines, as a result of and in order to eliminate or mitigate the effects of any such situation, to relinquish the power to direct or cause the direction of the management and policies of LP or GP, R shall be permitted, in its sole discretion, to reduce its rights hereunder, including, without limitation, its rights under Sections 5, 6, 7 and 8 hereof; PROVIDED, HOWEVER, that R shall, in its sole discretion upon the elimination of the effects of such situation (whether the effects of such situation have in fact been eliminated shall be in the sole discretion and determination of R), be permitted to restore such rights to the full extent provided in this Agreement; and PROVIDED, FURTHER, the parties hereto will take such reasonable actions as are necessary to restructure the assets, properties and rights of M and the respective rights of I and R therein to eliminate the effects of any such situation while endeavoring to achieve the intent of this Agreement in a manner as close as possible to that contemplated hereby. In the event that R determines to relinquish the power to direct or cause the direction of the management and policies of LP or GP, R and I shall negotiate in good faith to afford R protections customarily afforded to non-controlling limited partners, including the rights set forth on Exhibit B.

          15. R DUE DILIGENCE; STOCK PURCHASE. I shall have the right for a period (the "Review Period") ending on September 16, 1994 to conduct a due diligence investigation of the business and affairs of R and R shall provide I access at reasonable times to all information reasonably requested by I to facilitate its investigation. All such information shall be subject to a confidentiality agreement to be entered into between R and I.

          During the Review Period the parties shall negotiate in good faith to conclude a definitive purchase agreement for the purchase of R common stock, which shall include the covenants to be applicable from signing such agreement to the Funding Date and conditions to closing set forth on Exhibit A.

          In the event I notifies C in writing by the end of the Review Period that I is unwilling to accept R common stock as contemplated by Section 3 hereof, I shall not be required to accept R common stock in payment of the Purchase Price. In the event the parties enter into such a purchase agreement, R shall be obligated to purchase the Share Differential and to pay the Purchase Price in cash or common stock of R as provided by Section 3. For purposes of this Section 15, R shall not be obligated if any condition to closing under such purchase agreement that was not reasonably within the control of R is not satisfied.

          Nothing in this Agreement shall prevent C from spinning (or require C to spin) off R to the shareholders of C or reclassifying the common stock of R to include stock with disproportionate voting rights in the same manner as the common stock of C (I.E., Class A Common Stock with one vote per share and Class B Common Stock with ten votes per share). For purposes of this Agreement, a spinoff shall include any distribution of all or part of the stock of R to the shareholders of C, including reorganization transactions preparatory to such a distribution. Any stock received by I from R pursuant to this Agreement prior to a reclassification may at R's election be exchanged by I for Class A Common Stock in any reclassification.

          16. ASSIGNMENT. Except as contemplated by Section 11, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties.

          17. CONSTRUCTION. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

          18. BENEFIT. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties hereto.

          19. PRESS RELEASES. All press releases or other public communication of any sort relating to the subject matter of this Agreement and the method of the release shall be subject, except as otherwise required by law, to the prior approval of the other party hereto, which approval shall not be unreasonably withheld.

          20. HEADINGS. The headings of the sections of this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any section.

          21. COUNTERPARTS. This Agreement may be signed in several counterparts with the same effect as if the signatures to each were to the same Agreement.

          22. BINDING AGREEMENT. This Agreement is intended to be a binding agreement among the parties. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof (except with respect to the matters covered by sections 4 and 6 of the Letter Agreement entered into by C and I on June 28, 1994). This Agreement can be amended, modified, supplemented, extended, terminated, discharged or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by the party against whom enforcement of any such amendment, modification, supplement, extension, termination, discharge or change is sought. The parties intend to enter into more extensive contracts consistent with the terms hereof covering their agreements, including agreements relating to the governance of GP and LP, which, when executed and delivered, will supersede this Agreement. The parties hereto agree to negotiate in good faith to enter into more extensive agreements governing the matters set forth in this Agreement and will endeavor to enter into such agreements prior to the Closing Date. Until such other agreements are entered into, this Agreement will govern the relationship of the parties referred to herein.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.


                                        ITT CORPORATION



                                        By: /s/ Robert A. Bowman
                                           ------------------------------------
                                           Title:  Executive Vice President &
                                                   Chief Financial Officer


                                        CABLEVISION SYSTEMS CORPORATION



                                        By: /s/ Marc Lustgarten
                                           ------------------------------------
                                           Title:  Vice Chairman


                                        RAINBOW PROGRAMMING HOLDINGS, INC.


                                        By: /s/ Marc Lustgarten
                                           ------------------------------------
                                           Title:  Vice Chairman

                                    EXHIBIT A

Part A. Conditions of I's obligations to acquire the common stock of R on the Funding Date:

     1. R has continued to conduct its business and maintain its corporate existence and good standing.

     2. R has made no distributions in respect of its common stock without the consent of I unless appropriate adjustments are made at the Funding Date.

     3.   R has provided to I quarterly and annual financial statements of R.

     4. No transfer of assets or assumption of liabilities by R in violation of duty of directors.

     5. Except with the prior written consent of I, which may not be unreasonably withheld or delayed, R has not made any acquisition or disposition of assets (other than pursuant to existing obligations) in any transaction or series of related transactions valued at $10 million or more or incurred additional indebtedness (other than pursuant to existing credit facilities) in aggregate amount exceeding $10 million or authorized or issued any shares of capital stock otherwise than as permitted by the Agreement.

     6. No transfer of any of the common stock of R by C without the consent of I, which consent shall not be unreasonably withheld or delayed; PROVIDED, THAT C shall be permitted to transfer common stock of R without the consent of I if (i) such transfer is (a) pursuant to a spinoff, (b) in connection with a public offering of the common stock of R, (c) with respect to the sale by C of an interest in R to one or more Regional Bell Operating Companies or any affiliate thereof, or
          (ii) any proceeds of the transfer of such common stock, net of transaction expenses, are applied to pay R's Share Differential.

     7. Unless there was previously a spinoff, public offering of common stock of R or sale of a controlling interest in R to which paragraph B.5 below applies, C has not transferred its interest in R to any affiliate of C.

Part B. Protective provisions if I becomes a greater than 10% shareholder of R as a result of payment of Purchase Price:

     1. I to have registration rights for R Common Stock after R Common Stock is traded in the public market, including three demands (subject to (i) I paying all registration expenses for the [second and] third registration[s],
          (ii) prohibition on exercise of registration rights within nine months of completion of any prior registration, (iii) the right of R to delay registration for up to 135 days in the event of a material corporate event at R that it is not in R's best interests to disclose, (iv) customary volume and blackout limitations and (v) other customary provisions) and unlimited piggy-back rights (with underwriter or agent discretionary right to limit I's participation in preference to any person exercising a demand registration, provided that I shall be treated at least pro rata with other persons exercising piggyback rights) until reduced below 5%.

     2.   Obligation to provide quarterly and annual financial statements of R.

     3. No transfer of assets or assumption of liabilities in violation of duty of directors.

     4. Anti-dilution protection for I such that if R wishes to issue common stock in a private transaction or sell treasury shares at less than the value paid by I for its common stock in accordance herewith, R shall first offer to sell such common stock to I at such price, and if I does not agree to purchase such common stock within 30 days of notice of such sale, R may sell such common stock at such price or any higher price to any unrelated third party for 120 days after the expiration of the 30 day notice period (this item applies until the earlier of three years from the Closing Date or two years from the Funding Date if I beneficially owns common stock of R as a result of satisfaction of the funding obligation).

     5. [I to have tag along rights and protection against sale of controlling interest of Common Stock of R by C which would deprive I of tag along rights or the rights meant to be preserved by A.7 above.]

     6. In connection with a sale by C of its [entire] interest in R to an unrelated third party in an arm's length transaction, a buyer shall have the right upon 30 days written notice to purchase all [or part] of I's interest in R for a cash purchase price that will give I a 35% annual rate of return on its investment in R (this applies during the period ending on the earlier of the third anniversary of the Closing Date and the second anniversary of the Funding Date and I beneficially owns common stock of R as a result of payment to I as a result of the funding obligation), and, after the earlier of such anniversaries, if C agrees to sell all of its interest in R to an


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                                                                               3

          unrelated third party in an arms length transaction, C may require I to sell all of its interest in R to such third party at the same price and on the same terms.

     7. I to have right to designate a number of directors (but not fewer than two) proportionate to its relative share of outstanding common stock of R, except that after R common stock is traded in the public market, R shall cause such designees of R (sufficient to permit the election of a number of directors proportionate to its relative share of outstanding common stock of R of the class held by I) to be named in management's slate of directors proposed for election by holders of the class of R common stock held by I.

     8. No direct or indirect transfer by R of any interest in R Sub except to another subsidiary of R.


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                                    EXHIBIT B

1. I shall not amend the certificate of incorporation or by-laws of GP or the Agreement of Limited Partnership of LP (including by merger, consolidation or other business combination) in any manner adverse to the interest of R Sub as a limited partner of LP or a stockholder of GP.

2.   R shall have the right to designate one non-voting director of GP.

3. R shall have the right to receive quarterly and annual financial statements of LP and GP.

4. No transfer of assets or assumption of liabilities by LP or GP in violation of duty to limited partners or stockholders.

5. R shall have protections for R comparable to those granted I in Items 5 (with respect to tag along rights) and 6 of Part B of Exhibit A.

6. R shall receive an appropriate allocation of tickets to Madison Square Garden events.